EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                    Three Months Ended       Twelve Months Ended
                                     December 31, 1999         December 31, 1999
                                    ------------------       -------------------

EARNINGS:

Earnings before income taxes                  $  169.0                  $  441.3

Interest expense                                  33.3                     126.3

Portion of rent expense
  representative of an
  interest factor                                  6.9                      27.7
                                              --------                  --------
Adjusted earnings before
  taxes and fixed charges                     $  209.2                  $  595.3
                                              ========                  ========

FIXED CHARGES:

Interest expense                              $   33.3                  $  126.3

Portion of rent expense
  representative of an interest factor             6.9                      27.7
                                              --------                  --------

Total fixed charges                           $   40.2                  $  154.0
                                              ========                  ========

RATIO OF EARNINGS TO FIXED CHARGES                5.20                      3.87
                                              ========                  ========